Exhibits
                                                                 Item 6(a) H
                                                                 Page 1 of 1

                    CAPITALIZATION AND CAPITALIZATION RATIOS

                                 (IN THOUSANDS)




 The actual and pro forma capitalization of GPU, Inc. and Subsidiary Companies at June 30, 2000 is as follows:



                                    Actual                Pro Forma
                                 -----------------      -----------------
                                    Amount     %           Amount     %
                                 ----------  -----      ----------  -----
Long-term debt (1)              $5,472,532   52.4       $5,472,532   52.2
Notes payable                    1,297,733   12.4        1,297,733   12.4
Trust preferred securities         200,000    1.9          200,000    1.9
Subsidiary-obligated
 mandatorily redeemable
 preferred securities              125,000    1.2          125,000    1.2
Preferred stock (2)                 74,982     .7           74,982     .7
Common equity                    3,276,386   31.4        3,314,190   31.6
                                  --------  -----        ---------  -----

         Total                 $10,446,633  100.0      $10,484,437  100.0
                                =================       ==========  =====





(1)      Includes securities due within one year of $577,793.
(2)      Includes securities due within one year of $10,833.